UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2011

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20859	75-2287752
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

230 CONSTITUTION DRIVE
MENLO PARK, CALIFORNIA 94025
(Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2011, Geron Corporation (the “Company” or “Geron”) announced the appointment of John A. Scarlett, M.D. as the Company’s Chief Executive Officer and a member of its Board of Directors effective immediately (the “Commencement Date”).

Prior to joining Geron, Dr. Scarlett, age 60, served as President, Chief Executive Officer and a member of the board of directors of Proteolix, Inc., a privately-held biotechnology company from February 2009 until its acquisition by Onyx Pharmaceuticals, Inc. in November 2009. From February 2002 until its acquisition by Ipsen, S.A. in October 2008, Dr. Scarlett served as the Chief Executive Officer and a member of the board of directors of Tercica, Inc., a biotechnology company, and also as its President from February 2002 through February 2007. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation, a development stage pharmaceutical company. In 1995, he co-founded Covance Biotechnology Services, Inc., a biotechnology contract manufacturing company, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly owned subsidiary of Novo Nordisk A/S, a pharmaceutical company. Dr. Scarlett received his B.A. degree in chemistry from Earlham College and his M.D. from the University of Chicago, Pritzker School of Medicine.

Pursuant to the terms of an employment agreement, dated September 29, 2011 (the “Scarlett Agreement”), Dr. Scarlett will receive an annual base salary of $550,000. Dr. Scarlett is also eligible to receive an annual bonus of up to 60% of his annual base salary payable at the discretion of Geron’s Board of Directors (an “Annual Bonus”). Dr. Scarlett will also be reimbursed for out-of-pocket rent expenses not to exceed $2,000 per month and out-of-pocket commuting expenses not to exceed $20,000 per year.

Dr. Scarlett will also be granted a stock option to purchase 1,000,000 shares of Geron’s common stock (the “Stock Option”) at an exercise price equal to the closing price of Geron’s common stock as listed on The NASDAQ Global Select Market on the date of grant. The shares underlying the Stock Option vest on the following schedule: a) 12.5% of the shares underlying the grant on the six-month anniversary of the Commencement Date, and b) the remaining shares in equal monthly installments over the following forty-two (42) months, subject to Dr. Scarlett’s continued service to the Company; provided, however, that the Stock Option will immediately vest in full upon the occurrence of a Change in Control (as defined in the Scarlett Agreement). The Stock Option will be granted under Geron’s 2011 Equity Incentive Award Plan, will be immediately exercisable in full, subject to a repurchase right in favor of Geron, and will terminate 10 years from the date of grant.

In the event Dr. Scarlett’s employment is terminated due to a Covered Termination (as defined in the Scarlett Agreement), (i) he will be entitled to a lump-sum severance payment equal to twenty-four (24) months of his base salary then in effect as of such termination and any unpaid Annual Bonus, (ii) Dr. Scarlett and his covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one (1) year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of the Stock Option (along with the vested portion of any subsequent stock options or other exercisable equity interest in the Company) shall remain outstanding until the earlier of the second anniversary of the date of termination or the original expiration date of such award. Dr. Scarlett will also be eligible to participate in Geron’s Amended and Restated Severance Plan in the event of a Change of Control (as defined therein).

The foregoing description of the Scarlett Agreement is a summary of the material terms of the agreement and is qualified in its entirety by reference to the Scarlett Agreement, which will be filed as an exhibit to Geron’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2011.

In connection with the appointment of Dr. Scarlett as Chief Executive Officer and a member of the Board of Directors of the Company, David L. Greenwood, the Company’s interim Chief Executive Officer, President and Chief Financial Officer, has stepped down as interim Chief Executive Officer and resigned from the Board of Directors. Mr. Greenwood will remain the Company’s President and Chief Financial Officer during the transition period through the end of 2011, reporting to Dr. Scarlett.

In addition, Hoyoung Huh, M.D., Ph.D., who was appointed the Company’s Executive Chairman in February 2011, will now serve as Chairman of the Board of Directors.

Item 7.01 Regulation FD Disclosure.

On September 29, 2011, the Company issued a press release announcing Dr. Scarlett’s appointment as Chief Executive Officer and a member of the Board of Directors. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits

          99.1 Press Release, dated September 29, 2011

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: September 30, 2011	By:	/s/ Olivia K. Bloom
Olivia K. Bloom
Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.

      99.1 Press release dated September 29, 2011